FORM 3                                    U.S. SECURITIES AND EXCHANGE COMMISSION                               OMB APPROVAL
                                                  Washington, D.C. 20549                                  OMB Number 3235-0104
                                                                                                          Expires: December 31, 2001
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                Estimated average burden
                                                                                                          hours per response....0.5
                                 Filed pursuant to Section 16(a) of the Securities Exchange
                                     Act of 1934, Section 17(a) of the Public Utility
                                   Holding Company Act of 1935 or Section 30(f) of the
                                             Investment Company Act of 1940




(Print or Type Responses)
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1. Name and Address              2. Date of Event          4. Issuer Name and Ticker or Trading Symbol   6. If Amendment,
   of Reporting Person              Requiring Statement                                                     Date of Original
                                    (Month/Day/Year)                                                        (Month/Day/Year)

Estrin      Melvyn       J.           3/17/03                  Refocus Group, Inc. (RFCG.OB)
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(Last)     (First)     (Middle)  3. I.R.S.                 5. Relationship of Reporting Person(s)        7. Individual or Joint /
                                    Identification            to Issuer                                     Group Filing (Check
                                    Number of                 (Check all applicable)                        applicable line)
7200 Wisconsin Avenue, Suite 600    Reporting Person
--------------------------------    (voluntary)                X  Director        10% Owner                 X  Form filed by One
   (Street                                                    ---             ---                          --- Reporting Person
Bethesda    Maryland  20814                                       Officer         Other
--------------------------------                              --- (give title --- (specify                     Form filed by More
(City)   (State)        (Zip)                                     below)          below)                   --- than One Reporting
                                                                                                               Person
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                                         Table I-- Non-Derivative Securities Beneficially Owned
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1.   Title of Security              2.   Amount of Securities            3.   Ownership Form:       4. Nature of Indirect Beneficial
     (Instr. 4)                          Beneficially Owned                   Direct (D)               Ownership (Instr. 5)
                                         (Instr. 4)                           or Indirect (I)
                                                                              (Instr. 5)

                                                                                                       By Estrin New Ventures, LLC
Common Stock                             918,297                              I                        (1)
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                                                                                                       By St. Elizabeth's Hospital
Common Stock                              37,500                              I                        Inc. (1)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5 (b)(v).


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FORM 3 (continued)

   Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1.   Title of       2.  Date Exer-               3.  Title and Amount of               4. Conver-    5.  Ownership     6. Nature of
     Derivative         cisable and                  Securities Underlying                sion or        Form of          Indirect
     Security           Expiration                   Derivative Security                  Exercise       Derivative       Beneficial
     (Instr. 4)         Date                         (Instr. 4)                           Derivative     Security:        Ownership
                        (Month/Day/                                                       Security       Direct (D) or    (Instr. 5)
                          Year)                                                                          Indirect (I)
                                                                                                         (Instr. 5)
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                      Date          Expiration             Title          Amount or
                    Exercisable        Date                               Number of
                                                                          Shares

Stock Option (right
to buy) (2)         (3)             3/06/2008           Common Stock      20,000           $1.98          D
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Stock Option (right
to buy) (2)         (3)             3/06/2008           Common Stock      60,000           $1.98          D
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                                                                                                                      By St.
                                                                                                                      Elizabeth's
Warrant (right to                                                                                                     Hospital, Inc.
buy)                3/06/2003       3/06/2006           Common Stock      18,750           $2.50          I           (1)
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Explanation of Responses:

(1) Estrin New Ventures, LLC and St. Elizabeth's Hospital, Inc. are entities that are owned and controlled by Mr. Estrin.
(2)  Granted pursuant to Rule 16b-3.
(3) Options will vest fully (100%) on the date of the Issuer's 2004 annual meeting of stockholders.







** Intentional misstatements of facts constitute Federal Criminal
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78FF(a).



                                                                                   By:  /s/ Melvyn J. Estrin          3/27/03
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Note:  File three copies of this Form, one of which must be manually signed.       **Signature of reporting person      Date
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.







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